CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations

Phone:	312-819-9387

Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:     312-819-7268
Email:    Howard.Karesh@hill-rom.com

Hill-Rom Holdings, Inc. Announces Changes to Board of Directors

Rolf Classon to Retire as Chairman and Board Member at the Company’s
2018 Annual Shareholder Meeting
Company Appoints Gary Ellis to Board of Directors

CHICAGO, Oct. 5, 2017 - Hill-Rom Holdings, Inc. (NYSE: HRC), announced today that Chairman of the Board Rolf Classon will not stand for re-election to the board of directors when his current term expires on March 6, 2018, at the company’s 2018 Annual Shareholder Meeting (the “2018 Annual Meeting”). Mr. Classon has served as chairman of the board since 2006. The board of directors intends to appoint current independent director William Dempsey to the role of chairman of the board, if he is re-elected by shareholders. Mr. Dempsey has been a member of the board of directors since 2014. The company also announced the appointment of Gary Ellis, retired chief financial officer and senior vice president of Medtronic plc, to its Board of Directors, effective October 5, 2017.

“It has been an honor and privilege to serve this company over the last fifteen years and support its efforts aimed at enhancing outcomes for patients and caregivers, while creating significant shareholder value,” said Mr. Classon. “I am confident in Hill-Rom’s growth prospects and management and believe the company is well-positioned for future success.”

“On behalf of Hill-Rom’s entire Board, I want to thank Rolf for his commitment and partnership in strengthening the company’s foundation. We have benefited from Rolf’s deep industry knowledge, financial acumen and broad experience, which has resulted in a stronger company with a more effective and diverse board,” said John Greisch, president and CEO, Hill-Rom Holdings, Inc. “As Hill-Rom continues to transform into a leading medical technology company, we are pleased to have an outstanding new addition to our board. Gary’s strategic skills, strong operational and financial expertise, and breadth of leadership experience will bring new perspectives and help Hill-Rom capitalize on the opportunities ahead of us.”

Mr. Ellis was previously chief financial officer and senior vice president of Medtronic plc. Mr. Ellis serves as an independent director of The Toro Company. He is a Certified Public Accountant and holds a bachelor of science in Accounting from the University of South Dakota, where he graduated summa cum laude.

2018 Annual Meeting
Hill-Rom Holdings, Inc.’s 2018 Annual Meeting is scheduled for March 6, 2018, at 10:00 a.m. Central Time, and will be held at 180 North Stetson Avenue, Two Prudential Plaza, Suite 1630, Chicago, Illinois 60601.

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Hill-Rom Holdings, Inc. A solicitation of proxies in connection with the 2018 Annual Meeting will be made only by Hill-Rom Holdings, Inc.’s definitive proxy statement that will be mailed to all shareholders of record on the record date of January 1, 2018. Hill-Rom Holdings, Inc., will be filing a definitive proxy statement for the 2018 Annual Meeting with the Securities and Exchange Commission (“SEC”). Shareholders are urged to read the proxy statement and any other relevant documents filed or that will be filed with the SEC when they become available because they will contain important information. Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at http://www.sec.gov or through the company’s own website at http://ir.hill-rom.com.

The directors, nominees for election as director, executive officers and certain other members of management and employees of the company may be deemed “participants” in the solicitation of proxies from stockholders of the company in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the company in connection with such matters will be set forth in the definitive proxy statement for the 2018 Annual Meeting to be filed with the SEC. In addition, information about the company’s executive officers and directors may be found in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, when available, and in its definitive proxy statement filed with the SEC on January 27, 2017.

About Hill-Rom Holdings, Inc.
Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Hill-Rom's people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

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